ALICO REPORTS FOURTH QUARTER AND ANNUAL EARNINGS
Additional tax accrual cause fiscal year loss

La Belle, FL., November 14, 2007 -- Alico, Inc. (NASDAQ: ALCO), a land management company, announced a net loss for the fourth quarter of fiscal year 2007 of $7.4 million, or $1.02 per share, compared with net earnings of $109 thousand, or $0.02 per share, during the fourth quarter of fiscal year 2006. For the year ended August 31, 2007, the Company reported a net loss of $13.8 million, or $1.88 per share. This compares with net earnings of $6.5 million, or $0.88 per share, during the fiscal year ended August 31, 2006.  2007 fourth quarter and annual losses were attributable to the accrual of additional taxes of approximately $5.9 million, or $0.80 per share, and $26.2 million, or $3.56 per share, for the fourth quarter and fiscal year, respectively, related to IRS audits of the Company’s tax returns for tax years 2000 – 2004.

Income before taxes was $19.4 million in fiscal year 2007 compared with $12.7 million in fiscal year 2006.

Operating revenues during the fourth quarter of fiscal year 2007 totaled $9.1 million compared with $14.6 million for the fourth quarter of fiscal year 2006. Operating revenues for fiscal year 2007 were $134.8 million compared with $77.4 million for fiscal year 2006. The increase was primarily due to increased operating revenues from agricultural operations.

John R. Alexander, Chairman and Chief Executive Officer, noted, “The Company’s earnings from operations improved significantly in fiscal year 2007 compared with fiscal year 2006, as did pretax income.  The increased pretax profit was mostly attributable to increased citrus earnings.  However, the impact of the tax accrual was significant enough to turn what would have been a banner year into a loss.  In spite of this, I remain optimistic about the Company and look forward to putting this tax matter behind us.”

Addressing the highlights of the divisional results, Mr. Alexander noted that:

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The Company’s Bowen Brothers subsidiary reported operating profits of $0.9 million during fiscal year 2007 compared with a loss of $0.3 million during fiscal year 2006, while the Citrus Division reported operating profits of $24.1 million during fiscal year 2007, compared with $7.6 million for fiscal year 2006. The increased profitability for these two divisions in fiscal year 2007 was due to improved citrus prices caused by a reduced supply of Florida citrus during fiscal year 2007 compared with fiscal year 2006;

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Operating profits for the Sugarcane Division were $0.6 million during fiscal year 2007 compared with $0.4 million during fiscal year 2006. The fiscal year 2007 increase was due to a larger sugarcane harvest for the Company in fiscal year 2007 compared with fiscal year 2006;

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Operating profits for the Ranch Division were $0.3 million for fiscal year 2007 compared with $0.8 million for fiscal year 2006. The decrease was due to higher costs of raising calves for sale, a reduction in the number of calves born because of stress to the cattle herd from hurricanes, and a prolonged drought;

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Operating profits for the Vegetable Division were $0.5 million for fiscal year 2007 compared with $1.0 million for fiscal year 2006.  Prices for sweet corn were lower in fiscal year 2007 than in fiscal year 2006;

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Operating profits for Alico Plant World were $17 thousand for fiscal year 2007 compared with a loss of $1.1 million in fiscal year 2006.  Plant World serves as an ancillary operation to Alico’s vegetable operations providing transplants, although the majority of its business is with third parties.  The Company continues to take measures including customer evaluations, staff reductions and other cost cutting measures in efforts to improve the profitability of this segment;

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Operating profits for the Sod Division were $0.9 million for fiscal year 2007 compared with $0.7 million in fiscal year 2006.  During fiscal year 2007, the Company increased its harvest of native sod from cattle pastures, leading to increased profitability for the division; and

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General and administrative expenses were $13.5 million in fiscal year 2007 compared with $11.8 million in fiscal year 2006.  Increased regulatory compliance costs and legal fees related to ongoing IRS audits were the largest components of the increase.

Management expects continued profitability from the Company’s agricultural operations during fiscal 2008 but at lower overall levels than experienced in fiscal year 2007, mostly due to expected lower citrus prices resulting from a larger Florida crop in fiscal year 2008.

At its Board of Directors meeting on September 28, 2007, the Board adopted a new fiscal year ending September 30.  Alico plans to release its earnings after market close on the following dates for the fiscal year ending September 30, 2008:

First quarter                                   2/11/08
Second quarter                              5/12/08
Third quarter                                  8/11/08
Fourth quarter                              12/15/08

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.
For Further Information Contact:

John R. Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements"' within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.